UCN Reports Financial Results
For the Year Ended 2004

Salt Lake City, UT– March 23, 2005 – UCN™, Inc. (OTCBB: UCNN), a provider of on-demand contact center software and business telecommunication services delivered over the UCN national VoIP network, today reported results for the year ended December 31, 2004. Revenues for the year ended December 31, 2004 was $65.2 million compared to $63.3 million for the year ended 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $2.8 million for the year ended December 31, 2004 compared to $6.9 million for year ended 2003. Net loss before preferred stock dividend was $2.1 million for the year ended December 31, 2004, compared to net income of $1.2 million for the year ended 2003. Net loss applicable to common stockholders was $2.8 million for the year ended December 31, 2004 compared to net income applicable to common stockholders of $301,444 or the year ended December 31, 2003.

Paul Jarman, UCN CEO and President stated: “The year 2004 was a year of great change for UCN. We made significant progress in our transition from a reseller of carrier products to a provider of our own network applications. This transition positions us to take advantage of the high growth opportunities in on-demand software over our VoIP network. In order to make this transition, we made significant R&D expenditures this year in the network and the on-demand contact handling application suite, while holding total G&A to an increase of only 1.6 percent. The increase in Sales and Promotion was primarily used to hire, train and support seasoned field sales professionals who accelerated the recruiting and training of new,

qualified sales partners during the second half of the year. We believe these expenditures will contribute to our ability to achieve a leadership position in on-demand contact handling applications. We accomplished this while improving our balance sheet and delivering a positive EBITDA for the year.”

Highlights of 2004

  Exercised our option to convert our relationship with MyACD, Inc. from a marketing agreement to 100% ownership,

  and fully integrated its operations into UCN by the end of 2004. We closed this transaction on January 5, 2005.
  Started the year with 6 UCN sales people primarily focused on telecom, and ended the year with 21 sales people trained and focused on our on-demand application products.
  Recruited 135 new sales partner organizations, principally in the second half of the year.
  Signed 1,310 new commercial accounts during the year.
  Launched inContact(TM)in March and grew to 80 active accounts by December.
  Grew revenues by $1.9 million despite competitive pricing pressures in the traditional telecom business and attrition from our legacy residential customer base.
  Integrated the inContact software into the UCN VoIP Network and invested over $1.25 million in network hardware and software enhancements, creating a feature rich Intelligent Network.
  Initiated joint marketing and sales relationships with CRM providers, including RightNow Technologies.
  Generated $3.6 million from the exercise of warrants and options in the fourth quarter of December, 2004, in addition to the $8.7 million private placement of common stock in the first half of 2004.
  Increased stockholders equity to $10.7 million from a deficit of $1.6 million.

Conference Call Information

UCN will host a conference call to discuss our year end results and 2005 expectations on:

Date: March 29, 2005 Time: 1:30 PM Pacific (4:30 Eastern) Dial-In Number: 1-800-282-9233/PIN 8790765 International: 1-801-853-0803 / PIN 8790765

A replay of the call will be available for 30 days after the live call and can be accessed by dialing 1-888-447-7153 / PIN

186409. A replay will also available on the investors page of the UCN web site, www.ucn.net.

UCN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$4,010	$3,055
Restricted cash	892	1,569
Accounts and other receivables, net	8,544	8,225
Other current assets	446	181

Total current assets	13,892	13,030

Property and equipment, net	3,027	2,425
Intangible assets, net	5,981	8,019
Other assets	505	497

Total assets	$23,405	$23,971

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Line of credit	$2,796	$4,094
Current portion of long-term debt	746	7,781
Trade accounts payable	6,683	11,248
Accrued liabilities	2,245	1,829

Total current liabilities	12,470	24,952

Long-term debt	272	646

Total liabilities	12,742	25,598

Stockholders' equity (deficit)	10,663	(1,627)

Total liabilities and stockholders' equity (deficit)	$23,405	$23,971

UCN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Year Ended December 31,
	2004	2003
Revenues from telecommunications services	$65,159	$63,313
Operating expenses:
Costs of revenues	36,803	34,597
General and administrative	15,070	14,831
Selling and promotion	14,734	10,840

Total operating expenses	66,607	60,268

Income (loss) from operations	(1,448)	3,045

Other income (expense):
Interest income	38	14
Interest expense	(812)	(1,884)
Gain on early extinguishment of debt	109

Total other expense, net	(665)	(1,870)

Net income (loss)	(2,113)	1,175

Preferred dividends	(672)	(874)

Net income (loss) applicable to common stockholders	$(2,785)	$301

Net income (loss) per common share:
Basic	($ 0.22)	$0.05
Diluted	($ 0.22)	$0.04

Reconciliation of Non-GAAP Measure

“EBITDA,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDA is provided for the use of the reader in understanding UCN’s operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, we believe that this information is helpful for investors to more easily understand our operating financial performance. We also feel this measure may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDA in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDA to Net income (loss) applicable to common stockholders as it is presented in the Condensed Consolidated Statements of
Operations for UCN, Inc. (unaudited)
(in thousands)

	Year Ended December 31,
	2004	2003
EBITDA	$2,829	$6,909
Depreciation and amortization	(4,168)	(3,864)
Interest income and expense, net	(774)	(1,870)

Net income (loss)	(2,113)	1,175
Preferred stock dividend	(672)	(874)

Net income (loss) applicable to common stockholders	$(2,785)	$301

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

General Contact: Jan Johnson UCN, VP of Marketing 801-320-3263 jan.johnson@ucn.net	Investor Contact: Liolios Group Inc Scott Liolios or Ron Both 949-574-3860 scott@liolios.com